Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

CYABRA, INC.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	(1)	Other	21,466,410	$0.1950	$4,185,949.95	0.000087	$364.17

Total Offering Amounts:							$4,185,949.95		364.17
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$364.17

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Offering Note(s)

(1)	Includes up to an aggregate of 21,466,410 shares of Common Stock that may be offered and sold from time to time by the selling shareholders, consisting of: (i) 14,347,968 shares of Common Stock issuable upon the exercise of pre-funded warrants; and (ii) 7,118,442 shares of Common Stock issuable upon the exercise of Series B warrants.

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of Common Stock that may become issuable as a result of stock splits, stock dividends, recapitalizations or similar transactions.

The proposed maximum offering price per share is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high ($0.201) and low ($0.189) sale prices of the Registrant’s Common Stock as reported on The Nasdaq Global Market on October 6, 2026, which was $0.195 per share.